Mountain View Holdings, LLC
12510 East Iliff Avenue, Suite 200
Aurora, Colorado, 80014

C O N S U L T I N G   A G R E E M E N T

This Consulting Agreement (“AGREEMENT”) is made as of February 1, 2008 by and between NorPac Technologies, Inc. maintaining its principal offices at 103 East Holly Street, Suite 410, Bellingham, WA (hereinafter referred to as "Client") and Mountain View Holdings, LLC., (hereinafter referred to as "Consultant"), a Colorado LLC, maintaining its principal offices at 12510 E. Iliff Avenue, Suite 200, Aurora, CO 80014.

W I T N E S S E T H:

     WHEREAS, Consultant is engaged in the business of providing and rendering investor relations and communications services and has knowledge, expertise and personnel to render the requisite services to Client; and

     WHEREAS, Client is desirous of retaining Consultant for the purpose of obtaining investor relations and corporate communications services so as to better, more fully and more effectively deal and communicate with the client, its shareholders and the financial community.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

     I. Engagement of Consultant. Client herewith engages Consultant and Consultant agrees to render to Client investor relations, communications, advisory and consulting services.

     A. The consulting services to be provided by the Consultant shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities and to stimulate the investment community's interest in Client’s stock. Client acknowledges that Consultant's ability to relate information regarding Client's activities is directly related to the information provided by Client to the Consultant.

     B. All services to be performed by the Consultant under this Agreement shall be in accordance with all applicable securities and other laws. The Consultant shall not engage in spamming or other manipulative practices.

     C. Client acknowledges that Consultant will devote such time as is reasonably necessary to perform the services for Client, having due regard for Consultant's commitments and obligations to other businesses for which it performs consulting services.

     II. Compensation and Expense Reimbursement.

     A.      Client will pay the Consultant Fifteen Hundred USD ($1,500.) per month, as compensation for the services provided for in this Agreement. Client will reimburse Consultant for expenses incurred by Consultant on Client's behalf. All expenses exceeding $500.00 require Client’s written authorization in advance of incurring expense.

     Term and Termination. This Agreement shall be for a period of six (6) months from execution hereof, and shall automatically renew in 30-day-period intervals thereafter, beginning on August 1, 2008. Either party hereto shall have the right to terminate this Agreement, beginning in the first monthly renewal period, upon 15 days advance written notice.

     Treatment of Confidential Information. Consultant shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Consultant in connection with Consultant's services hereunder. The Consultant will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

     Representation by Consultant of other clients. Client acknowledges and consents to Consultant rendering public relations, consulting and/or communications services to other clients of the Consultant engaged in the same or similar business as that of Client. Client acknowledges that Consultant will represent Client and the Client’s Corporation name as one of the companies it counsels for investor relations and marketing purposes. The client name and logo will appear publicly in connection with the services that Consultant offers.

     Clarification by Client as to Information Provided to Consultant. Client acknowledges that Consultant, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Consultant, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Consultant.

     Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Consultant or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be customary in an employer-employee relationship.

     Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

     Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

     Entire Agreement. The Agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

     Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

     Law to Govern; Forum for Disputes. This Agreement shall be governed by the laws of the State of Colorado without giving effect to the principle of conflict of laws. Each party acknowledges to the other that courts within the City of Denver, Colorado shall be the sole and exclusive forum to adjudicate any disputes arising under this agreement. In the event of delinquent fees owed to the Consultant, Client will be responsible for pay for all fees associated with the collection of these fees.

     B.      In addition to the compensation and expense reimbursement referred to in Section 2(A) above, Consultant shall be entitled to receive from Client a "Transaction Fee", as a result of any Transaction (as described below) between Client and any other company, entity, person, group or persons or other party which is introduced to, or put in contact with, Client by Consultant, or by which Client has been introduced to, or has been put in contact with, by Consultant. A "Transaction" shall mean sale of stock, issuance of debt, sale of assets, consolidation or other similar transaction or series or combination of transactions.

     The calculation of a Transaction Fee shall be based upon the total value of the consideration, securities, property, business, assets or other value given, paid, transferred or contributed by, or to, the Client and shall equal 3% of the dollar value of the Transaction. Such fee shall be paid by certified funds at the closing of the Transaction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

NorPac Technologies, Inc.

By:	/s/ John P. Thornton	February 1, 2008

	John P. Thornton, President	Date

Mountain View Holdings, LLC

By:	/s/ Randy J. Sasaki	February 4, 2008

	Randy J. Sasaki, Managing Partner	Date